EXECUTION COPY

SEPARATION AGREEMENT AND RELEASE
FOR STEVEN E. APODACA

This Separation Agreement and Release (this "Agreement") is entered into between Charter Communications, Inc. (the "Company" or "Charter") and me, Steven E. Apodaca, as a condition to my receiving payments pursuant to my Amended and Restated Employment Agreement with Charter dated March 1, 2010 (the "Employment Agreement"), in connection with my separation from the Company, as of August 3, 2012 (the "Termination Date"). The Company and I hereby agree as follows:

(a)    Payments And Benefits Payable Per The Employment Agreement: Provided I am not terminated for breach of the terms of this Agreement or of my Employment Agreement prior thereto, I shall remain employed by Charter pursuant to the terms of my Employment Agreement through the Termination Date, and I shall receive salary at my current annual rate of $386,250 in bi-weekly installments as such installments are normally paid to senior executives (with all salary installments due but not paid prior to my execution of this Agreement to be paid on the first payday after all conditions in Section 15(g) of the Employment Agreement are satisfied); I shall continue to receive all benefits, without interruption, including, without limitation, health insurance; and I shall continue to participate in all medical and child-care flex spending accounts I have previously selected, all through the Termination Date. In addition, in exchange for my execution and delivery of this Agreement, specifically including the effectiveness of the release set forth in section "b" hereof (and the failure to revoke the same within seven (7) days after I sign and deliver it), the Company will provide me with the following payments and benefits in satisfaction of the requirements of Section 15(b) of the Employment Agreement and any other claim I may hold against Charter or its employees:

(i)    An amount equal to one times (a) my current base salary, calculated at the current annual rate of $386,250.00 per annum, and (b) my annual target bonus of $251,063.00, from the date my employment is terminated through August 3, 2013 (the "Separation Term"); provided that, the total of such payment shall not exceed, in the aggregate, the gross amount of $637,313.00, which total amount shall be payable following the Termination Date in twenty-six (26) equal bi-weekly installments in accordance with the Company's normal payroll practices;

(ii)    All reasonable expenses I have incurred in the pursuit of my duties under the Employment Agreement through the Termination Date which are payable under and in accordance with the Employment Agreement, which amount will be paid within thirty (30) days after the submission by me of properly completed reimbursement requests on the Company's standard forms;

(iii)    A lump sum payment (net after deduction of taxes and other required withholdings) equal to twelve (12) times the monthly cost, at the time my employment is terminated of $970.35, for me to receive under COBRA the paid coverage for health, dental and vision benefits then being provided for me and my family at the Company's cost at the time my employment is terminated, the total amount of such payment shall not exceed, in the aggregate, the net amount of $11,644.16. This amount will be paid to me within thirty (30) days of the time the payment in section (a)(i) above begins and will be grossed up for tax purposes at the time of payment. I understand that I must make an election under COBRA in order to have my benefits continue, and that I will pay any respective premiums as required by such coverage;

(iv)    Restricted stock awards representing 10,182 shares of Class A common stock of the Company for the emergence grant of restricted stock effective December 1, 2009 shall vest on November 30, 2012;

(v)    The pro rata portion of the unvested 15,000 options to purchase Class A common stock of the Company granted in July 2010 equal to 3,164 options shall vest and become exercisable pursuant to the terms of the 2009 Stock Incentive Plan (“Plan”) and the applicable award agreement;

(vi)    A pro rata portion of the Tranche 1 and Tranche 2 unvested, time-vesting options to purchase Class A common stock of the Company granted in April 2011 equal to 882 Tranche 1 options and 1,923 Tranche 2 options shall vest and become exercisable pursuant to the terms of the Plan and the applicable award agreement;

(vii)    A pro rata portion of the Tranche 1 and Tranche 2 unvested, price-vesting options to purchase Class A common stock of the Company granted in April 2011 equal to 6,427 Tranche 1 options and 4,487 Tranche 2 options will remain eligible for vesting based on the price hurdles (Tranche 1 divided equally between $80 and $100 price hurdles, and Tranche 2 divided equally among $60, $80, and $100 price hurdles) pursuant to the terms of the Plan and the applicable award agreement;

(viii)    A pro rata portion of the unvested amount of Restricted Stock Units (“RSUs”) granted in December 2011 equal to 634 RSUs shall vest on the Termination Date;

(ix)    The Company will provide, at its expense, the full cost of up to twelve (12) months, to the extent necessary, of executive-level out-placement services (which provides as part of the outplacement the use of an office and secretarial support as near as reasonably practicable to my residence) during the Separation Term. The costs of out-placement services are to be submitted to the Company and will be paid directly to the vendor by the Company; and

(x)    A cash payout of any remaining hours of accrued and unused vacation calculated as of the Termination Date at my rate of base salary in effect as of the Termination Date, payable in accordance with the applicable vacation program, within thirty (30) days of the time the payment in section (a)(i) begins.

All vested options to purchase Class A common stock of the Company are exercisable by me in accordance with the Plan and the applicable award agreements at prices set forth therein.

These payments and benefits will be paid and/or provided as and when called for by the Employment Agreement, unless otherwise provided in this Agreement, after all conditions to the effectiveness of this Agreement and the releases called for by this Agreement have been satisfied. The right to retain the same shall be subject to compliance with this Agreement and the terms of the Employment Agreement. In the event I die before all payments and amounts due to me hereunder are paid, any remaining payments will be made to my spouse, if she survives me and, if not, then to my estate.

(b)    Complete Release: I hereby understand and agree to the termination of all offices, directorships, manager positions and other similar offices I hold with Charter or any of its subsidiaries or related or affiliated corporations, limited liability companies and partnerships and all employment by Charter effective the close of business on the Termination Date. In consideration for the payments I am to receive hereunder, I unconditionally and irrevocably release, waive and give up any and all known and unknown claims, lawsuits and causes of action, if any, that I now may have or hold against Charter, its current and former parents, plans, subsidiaries, and related or affiliated corporations, ventures, limited liability companies and partnerships, and their respective current and former employees, directors, fiduciaries, administrators, insurers, members, managers, partners, and agents and related parties, in any way arising out of, in connection with or based upon (i) any event or fact that has occurred prior to the date I sign this Agreement, (ii) my employment with Charter and/or any of its subsidiaries or affiliates to date and any event or occurrence occurring during such employment, (iii) the termination of my employment, (iv) the Employment Agreement (except as provided herein), (v) any claim to payment under or from the Value Creation Plan or for salary, bonus, stock options or restricted shares, or performance or restricted cash awards, other than as specifically granted pursuant to this Agreement; or (vi) any decision, promise, agreement, statement, policy, practice, act or conduct prior to this date of or by any person or entity I am releasing, and from any claims or lawsuits. I understand that this means that, subject to the limitations described below, I am releasing Charter and such other persons and entities from, and may not bring claims against any of them under (a) Title VII of the Civil Rights Act of 1964 or Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination based on race, color, national origin, ancestry, religion, or sex; (b) the Age Discrimination in Employment Act, which prohibits discrimination based on age; (c) the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; (d) the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; (e) the WARN Act, which requires that advance notice be given of certain workforce reductions; (f) the Missouri Human Rights Act, chapter 213, R.S. Mo., which prohibits discrimination in employment, including but not limited to discrimination and retaliation based on race, gender, national origin, religion, age and disability; (g) the Employee Retirement Income Security Act, which among other things, protects employee benefits; (h) the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; (i) the Sarbanes-Oxley Act of 2002, which, among other things, provides whistleblower protection; (j) any federal or state law, regulation, decision, or executive order prohibiting discrimination or retaliation for breach of contract; (k) any of the laws of the State of Missouri or any political subdivision of such State; (l) any law prohibiting retaliation based on exercise of my rights under any law, providing whistleblowers protection, providing workers' compensation benefits, protecting union activity, mandating leaves of absence, prohibiting discrimination based on veteran status or military service, restricting an employer's right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts, requiring an employer to deal with employees fairly or in good faith, providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent or other misrepresentation, defamation, and similar or related claims, and any other law relating to salary, commission, compensation, benefits, and other matters. I specifically represent and agree that I have not been treated adversely on account of age, gender or other legally protected classification, nor have I otherwise been treated wrongfully in connection with my employment with the Company and/or any of its subsidiaries or affiliates and that I have no basis for a claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, or any applicable law prohibiting employment or other discrimination or retaliation. I acknowledge that the Company relied on the representations and promises in this Agreement in agreeing to pay me the benefits described in subsection (a). I understand that I am releasing claims for events that have occurred prior to my signing this Agreement that I may not know about. This release does not include claims arising after the date I sign this Agreement, any claim under a stock option plan or award agreement, incentive stock plan, or restricted stock award agreement based upon my service to and ending on the date my employment terminates, any claim under a group health insurance plan in which I participate for claims accrued as of the date my employment terminated, a breach of the provisions of this Agreement (including but not limited to a breach of any obligation to provide me with the payments and benefits called for by Sections 15(b) of the Employment Agreement, as specified in paragraph (a) above) and any pending claims for workers compensation that have already been filed or for on-the-job injuries that have already been reported, or any claim for indemnification by Charter for actions taken by me within the course and scope of my employment to the degree such actions are subject to indemnification under Charter's policies and practices.

Charter hereby represents and warrants that, to the best current knowledge of its Chief Executive Officer and General Counsel, Charter has no claim against me for breach of my Employment Agreement, any other agreement, duty, or obligation, or any other claim of material liability.

(c)    Promise Not to File Claims: I promise never to file, prosecute or pursue any lawsuit based on a claim purportedly released by this Agreement, or (absent court order) to assist others in filing or prosecuting similar claims against Charter. I understand and agree that nothing in this Agreement precludes me from filing a charge of discrimination under applicable federal or state law, although I have personally released such claims with regard to matters and facts occurring prior to this date. I specifically acknowledge and agree that I am not entitled to severance or any other benefits under the Charter Communications Special One-Time Severance Plan or other severance plan or contract, or to any payments following termination of my employment under or by reason of the Employment Agreement (other than the payments and benefits called for by Section l5(b) of the Employment Agreement, as specified in paragraph (a) above), and that the payments and benefits described in this Agreement are in lieu of any severance or other benefits to which I may be entitled under such plan or any other policy, program, plan or agreement and satisfy and are in lieu of any payments to which I may be entitled under the Employment Agreement or any other such plan, policy, program or arrangement, and I specifically waive any rights I may have under that plan and any such agreement, if any.

(d)    Non-admission of Liability: This Agreement is not an admission of fault, liability or wrongdoing by me or any released party, and should not be interpreted or construed as such I understand that all released parties specifically deny engaging in any liability or wrongdoing.

(e)    Non-Disparagement: Neither Charter nor I will make any statement or announcement concerning my departure from Charter except as may be reviewed and approved by the other party in advance; provided that, both Charter and I may inform third parties that my employment will terminate or was terminated (as the case may be) through mutual agreement on the Termination Date. During the balance of and subsequent to my employment with Charter and/or any of its subsidiaries or affiliates, I agree not to criticize, denigrate, disparage, or make any derogatory statements about the Company (including any subsidiaries, or affiliates), its business plans, policies and practices, or about any of its officers, employees or former officers or employees, to customers, competitors, suppliers, employees, former employees, members of the public (including but not limited to in any internet publication, posting, message board or weblog), members of the media, or any other person, nor shall I take any action reasonably expected to harm or in any way adversely affect the reputation and goodwill of the Company. During the balance of and subsequent to my employment with Charter and/or any of its subsidiaries or affiliates, Charter agrees, for itself, its directors and executive employees not to criticize, denigrate, disparage, or make any derogatory statements about me to customers, competitors, suppliers, employees, former employees, members of the public (including but not limited to in any internet publication, posting, message board or weblog), members of the media, or any other person, nor shall Charter, its directors, employees, or agents, take any action reasonably expected to harm or in any way adversely affect my reputation. Nothing in this paragraph shall prevent anyone from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission.

(f)    Future Cooperation: I agree to make myself reasonably available by telephone, e-mail or in person to meet and speak with representatives of Charter regarding events, omissions or other matters occurring during my employment with Charter of which I have personal knowledge or involvement that give rise or may give rise to a legal claim against Charter. I also shall reasonably cooperate with Charter in the defense of such claims, provided that, the requirement for such cooperation with Charter shall terminate seven years from the date of the identification of any such claim or claims. To the fullest extent possible, Charter shall schedule any telephone conferences or meetings with me for places near my residence and at times outside my normal work schedule and shall take all other reasonable measures to ensure that my schedule is disrupted to the least extent possible. To the fullest extent possible, Charter will seek to avoid having me travel to locations outside the metropolitan area within which I reside. If the Company requires me to travel outside the metropolitan area in the United States where I then reside to provide any testimony or otherwise provide any such assistance, then Charter will reimburse me for any reasonable, ordinary and necessary travel and lodging expenses incurred by me to do so, provided I submit all documentation required under Charter's standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Charter to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring me to provide any testimony, sworn statement or declaration that is not complete and truthful.

(g)    Confidential and Proprietary Information; Covenant Not To Compete: I reaffirm my obligations under and agree to remain bound by and to comply with the provisions of Sections 17, 18 and 19 of my Employment Agreement with Charter, and agree those provisions continue to apply to me, notwithstanding the termination of my employment, the reason for termination of employment, or any act, promise, decision, fact or conduct occurring prior to this date. The "Restricted Period" for purposes of Section 19 of my Employment Agreement shall start for all purposes on the Termination Date and shall end (a) for (and solely for) the purposes of Section 19(b)(i) and (ii) of the Employment Agreement, on the second anniversary of the Termination Date, and (b) for (and solely for) the purposes of section 19(b)(iii) of the Employment Agreement, on the first anniversary of the Termination Date.

(h)    Consideration of Agreement: The Company advised me to take this Agreement home, read it, and carefully consider all of its terms before signing it. The Company gave me, and I understand that I have, 21 days in which to consider this Agreement, sign it and return it to the Company. I waive any right I might have to additional time within which to consider this Agreement. I understand that I may discuss this Agreement with an attorney, at my own expense during this period, and I understand that I may revoke this Agreement within 7 days after I sign it by advising Richard R. Dykhouse, Senior Vice President, General Counsel and Corporate Secretary, orally or in writing within that seven (7) day time period of my intention to revoke this Agreement. I have carefully read this Agreement, I fully understand what it means, and I am entering into it voluntarily. I am receiving valuable consideration in exchange for my execution of this Agreement that I would not otherwise be entitled to receive, consisting of the benefits described in Paragraph (a) of this Agreement. If I revoke my acceptance of this Agreement within such 7 day time period, or if I fail to accept this Agreement within the 21-day period, then Charter shall have no obligations under this Agreement, including but not limited to any obligation to pay or provide the payments specified in this Agreement or under the Employment Agreement as provided herein. I further understand that I cannot sign this Agreement prior to the Termination Date, or it will not be effective.

(i)    Return of Property: I will return to the Company on or prior to the Termination Date all files, memoranda, documents, records, credit cards, keys, equipment, badges, phones, vehicles, Confidential Information (as defined in the Employment Agreement) and any other property of the Company then in my possession or control as directed by the Company; provided that, I hereby represent and warrant that I have not, and agree that I will not, make any copies of Company files residing on my laptop computer or other equipment accessible to me. I also will reveal to the Company at the Company's request all access codes to any computer or other program or equipment.

(j)    Choice of Law: This Agreement was drafted in Missouri, and the Company's Corporate offices are in Missouri. This Agreement is to be governed by and interpreted according to the internal laws of the State of Missouri without reference to conflicts of law principles, and this Agreement shall be deemed to have been accepted and entered into in the State of Missouri.

(k)    Amendment, Miscellaneous: Neither this Agreement nor any of its terms may be amended, changed, waived or added to except in a writing signed by both parties. The Company has made no representations or promises to me to sign this Agreement, other than those in or referred to by this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

(l)    Indemnification: Charter reaffirms its obligations under and agrees to remain bound by and to comply with the provision of Section 24 of the Employment Agreement and the provisions of Sections 2 through 20, inclusive, of that certain “Indemnification Agreement” dated December 1, 2009 between me and Charter.

(m)    Notices: Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; or (b) three days after being sent via U.S. certified mail, return receipt requested; or (c) the day after being sent via overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

If to the Company:	Charter Communications, Inc.
Attn.: Richard R. Dykhouse, Senior Vice
President, General Counsel and Corporate
Secretary
12405 Powerscourt Drive
St. Louis, MO 63131

If to me:	At my personal address on file in the Company's
records.

Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving written notice to the other party in the manner described above.

This Agreement was originally presented to me on the date set forth below. I have been advised to read it and carefully consider all of its provisions before signing it. I will have 21 days in which to consider it, sign it and return it to Rick Dykhouse. To accept this Agreement, I understand that it must be signed and returned to Rick Dykhouse on or after the Termination Date.

THIS AGREEMENT AND RELEASE IS NOT VALID IF EXECUTED PRIOR TO AUGUST 3, 2012.

I have carefully read this Agreement, I fully understand what it means, and I am entering into it voluntarily.

Presented By:

Name: /s/ Abby Pfeiffer

Date Delivered: July 3, 2012

Employee:

Signature: /s/ Steven E. Apodaca
Date Signed: August 3, 2012
Printed Name: Steven E. Apodaca

Company:

Signature: /s/ Abby Pfeiffer
Date Signed: August 3, 2012
Printed Name: Abby Pfeiffer, SVP Human Resources

Please Return to:

Richard R. Dykhouse
Senior Vice President, General Counsel and Corporate Secretary
Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, MO 63131
314-543-2407 (Telephone)
314-965-8793 (Facsimile)

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